Exhibit 4.1

CA HEALTHCARE ACQUISITION CORP.

Amendment TO the
AMENDED AND RESTATED SPONSOR AGREEMENT

This AMENDMENT TO The AMENDED AND RESTATED SPONSOR Agreement (this “Amendment”) is made as of August 19, 2021, by and among CA Healthcare Acquisition Corp., a Delaware corporation (“CAH”), CA Healthcare Sponsor LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of CAH’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), in connection with that certain Amendment to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among LumiraDx Limited, a Cayman Islands exempted company limited (the “Company”), LumiraDx Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and CAH. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Sponsor, CAH and the Insiders are parties to that certain Amended and Restated Sponsor Agreement dated as of April 6, 2021 (the “Sponsor Agreement”);

WHEREAS, in connection with the amendment to the Merger Agreement, the Sponsor, CAH and the Insiders wish to amend certain provisions of the Sponsor Agreement;

WHEREAS, Section 13 of the Sponsor Agreement provides that any term of the Sponsor Agreement may be amended by a written instrument referencing the Sponsor Agreement and signed by (i) CAH, (ii) the Sponsor and (iii) the Insiders (collectively, the “Requisite Holders”) and (iv) the Company;

WHEREAS, the undersigned parties to this written instrument constitute the Requisite Holders.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     Amendments to the Sponsor Agreement. Clause (e) of Section 6 of the Sponsor Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Sponsor Equity Cancellation.

(i) In the event that more than fifty percent (50%) of the Class A Common Stock sold in the Public Offering is redeemed, then an equal percentage of the Founder Shares shall be cancelled prior to giving effect to the CAH Class B Conversion (the “Forfeited Founder Shares”) and accordingly the Company shall have no obligation under this Sponsor Agreement, the Merger Agreement or any other agreement relating to the Transactions to issue any Company Common Shares in respect of such Forfeited Founder Shares; provided however that for the period from the Closing Date and up to 31 December 2021 the Company, in its sole discretion, may elect to issue, on the same terms as provided for in the Merger Agreement, Company Common Shares in respect of some or all of the Forfeited Founder Shares to the Sponsor. By way of illustrative example if 60% of the Class A Common Stock sold in the Public Offering is redeemed, then the Sponsor shall only receive 1,150,000 Company Common Shares (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like).

(ii) In the event that fifty percent (50%) or less of the Class A Common Stock sold in the Public Offering is redeemed, then the Sponsor shall retain its entitlement to one hundred percent (100%) of its Founder Shares and its entitlement to Company Common Shares pursuant to the terms of the Merger Agreement (the “Entitlement”), subject to the following vesting conditions for the Company Common Shares (the “Vesting Conditions”): (A) sixty percent (60%) of the Entitlement to Company Common Shares shall vest at Closing, (B) twenty percent (20%) of the Entitlement to Company Common Shares shall vest if, at any time within eighteen (18) months of the Closing, the last reported closing price of the Company Common Shares equals or exceeds $12.50 per Company Common Share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, and (C) twenty percent (20%) of the Entitlement to Company Common Shares shall vest if, within thirty six (36) months of the Closing, the last reported closing price of the Company Common Shares equals or exceeds $15.00 per Company Common Share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period. In the event that a Vesting Condition is not satisfied the relevant Entitlement to Company Common Shares shall lapse.”

2.     Continued Validity of Sponsor Agreement. Except as specifically amended hereby, the Sponsor Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

3.     Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

4.     Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.     Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Sincerely,

SPONSOR:

CA Healthcare Sponsor LLC

By:	/s/ Tim McMahon
Name: Tim McMahon
Title: Managing Member

INSIDERS:

By:	/s/ Larry J. Neiterman
Name: Larry J. Neiterman

By:	/s/ Jeffrey H. Barnes
Name: Jeffrey H. Barnes

By:	/s/ David Lang
Name: David Lang

By:	/s/ David H. Klein
Name: David H. Klein

By:	/s/ Afsaneh Naimollah
Name: Afsaneh Naimollah

[Signature Page to Amendment to the Amended and Restated Sponsor Agreement]

Acknowledged and Agreed:

CA HEALTHCARE ACQUISITION CORP.

By:	/s/ Larry J. Neiterman
Name: Larry J. Neiterman
Title: Chief Executive Officer

[Signature Page to Amendment to the Amended and Restated Sponsor Agreement]

Acknowledged and Agreed:

LUMIRADX LIMITED

By:	/s/ Veronique Ameye
Name: Veronique Ameye
Title: Executive Vice President and General Counsel

[Signature Page to Amendment to the Amended and Restated Sponsor Agreement]